Exhibit 10.1

BOSTON PROPERTIES LIMITED PARTNERSHIP

CERTIFICATE OF DESIGNATIONS

ESTABLISHING AND FIXING THE RIGHTS, LIMITATIONS AND

PREFERENCES OF A SERIES OF PREFERRED UNITS

Reference is made to the Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), of Boston Properties Limited Partnership, a Delaware limited partnership (the “Partnership”), of which this Certificate of Designations (this “Certificate”) shall become a part. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the main part of the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Certificate.

WHEREAS, Section 14.1.B(3) of the main part of the Partnership Agreement permits the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement for the purpose of setting forth and reflecting in the Partnership Agreement the designations, rights, powers, duties, and preferences of holders of any additional Partnership Interests issued pursuant to Section 4.2.A of the main part of the Partnership Agreement; and

WHEREAS, the General Partner desires by this Certificate to so amend the Partnership Agreement as of this 29th day of August, 2012 (the “Closing Date”).

NOW, THEREFORE, the General Partner has set forth in this Certificate the following description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of a class and series of Partnership Interest to be represented by Partnership Units which shall be referred to as “Series Four Preferred Units”:

1. Designation and Number. A series of non-convertible Preferred Units, designated the “Series Four Preferred Units,” is hereby established. The authorized number of Series Four Preferred Units shall be 1,600,000.

2. Definitions. For purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

“Contribution Agreement” shall mean that certain Contribution and Loan Purchase Agreement dated August 29, 2012, by and among the Partnership and Boston Properties LLC, 680 Folsom Owner LLC, 680 Folsom Mezzanine LLC, Rockwood Folsom REIT Sub, LLC and TMG Folsom LLC.

“Closing Date” shall have the meaning set forth in the recitals above.

“Distribution Payment Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Distribution Payment Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Encumbered Units” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Flip Date” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“GP Call Right” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Holder Put Right” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Issue Date” shall mean, with respect to a Series Four Preferred Unit, the Closing Date.

“Junior Units” shall mean the Common Units and any other class or series of Partnership Units the holders of which are entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, junior in priority to the holders of the Series Four Preferred Units.

“Liquidation Preference” shall have the meaning set forth in paragraph (a) of Section 4 hereof.

“Make-Whole Amount” shall mean, with respect to any Series Four Preferred Unit, an amount of cash equal to the aggregate preferential distributions that would be paid or accrue on one Series Four Preferred Unit pursuant to Section 3(a) for the period commencing on the date on which the applicable Series Four Preferred Unit is redeemed and ending on the day of the first anniversary of the Closing Date.

“Overlap Release Date” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Parity Units” shall have the meaning set forth in paragraph (b) of Section 8 hereof.

“Pledge Agreement” shall mean that certain OP Unit Pledge Agreement dated August 29, 2012, by and among the Partnership and 680 Folsom Owner LLC, 680 Folsom Mezzanine LLC, 680 Folsom Holding LLC and 680 Folsom LLC.

“Put/Call Date” shall mean any date on which a Holder Put Right or GP Call Right is settled pursuant to Section 5 hereof.

“Redemption Notice” shall mean notice of exercise of a Holder Put Right or GP Call Right.

“Release Date” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

“Released Units” shall have the meaning set forth in paragraph (a) of Section 5 hereof.

3. Distributions.

(a) The holders of Series Four Preferred Units shall be entitled to receive, in respect of each Distribution Payment Date, when, as and if authorized and declared by the General Partner, out of funds legally available for the payment of distributions, cumulative preferential distributions payable in cash in an amount per Series Four Preferred Unit equal to $0.25 per quarter (equal to an annual rate of 2.0% of the total of $50.00 Liquidation Preference per Series Four Preferred Unit). Such distributions shall accrue on each outstanding Series Four Preferred Unit on a daily basis and shall be cumulative from the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with this Section 3(a) or, if no prior distributions have been paid on any Series Four Preferred Unit, the Issue Date, and shall be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year or, if not a Business Day, the next succeeding Business Day (each a “Distribution Payment Date”), commencing November 15, 2012 for distributions accrued since the Issue Date in an amount per share of Series Four Preferred Unit equal to $0.25 per quarter pro-rated to reflect the portion of a quarter represented by the period between the Issue Date and November 15, 2012. Each such distribution shall be payable in arrears to the holders of record of the Series Four Preferred Units, as they appear on the records of the Partnership at the close of business on such record dates, not more than 30 days preceding the applicable Distribution Payment Date (the “Distribution Payment Record Date”) (or, in the case of a Distribution Payment Record Date that coincides with a record date for payment of distributions on Common Units, not more than 60 days preceding the applicable Distribution Payment Date), as shall be fixed by the General Partner. Any distribution payable on the Series Four Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued and unpaid distributions for any past Distribution Periods and any additional amounts as provided in Section 3(b) may be authorized and declared and paid at any time, without reference to any regular Distribution Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof (or, in the case of a record date that coincides with a record date for payment of distributions on Common Units, not more than 60 days preceding the applicable payment date thereof), as may be fixed by the General Partner. Any distribution made on Series Four Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units which remains payable.

(b) Notwithstanding Section 3(a) or 3(e), distributions on the Series Four Preferred Units shall accrue whether or not the terms and provisions set forth in Section 3(a) or 3(e) at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are authorized or declared. Distributions will be declared and paid when due in all events to the fullest extent permitted by law, subject to the limitations set forth in Section 3(e). Accrued but unpaid distributions on the Series Four Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable and will earn interest at the rate of 2.0% per annum, compounding quarterly. All references herein to accrued but unpaid distributions on the Series Four Preferred Units shall be deemed to include any interest earned but not paid on such amounts.

(c) Unless either (i) the full amount of accrued distributions on the Series Four Preferred Units and all Parity Units have been or contemporaneously are declared and paid or (ii) a sum sufficient for the payment thereof is set apart for payment (without the need for any declaration) for all past distribution periods and the Partnership projects, in good faith, that the cash available for distribution to holders as of the next Distribution Payment Date will be sufficient to fund the full payment of the accrued distributions at such time on the Series Four Preferred Units and all Parity Units, no distributions (other than distributions payable solely in Junior Units) shall be declared or paid or set apart for payment upon any Junior Units and no Junior Units (or securities convertible into Junior Units) shall be redeemed, purchased or otherwise acquired for cash by the Partnership or any of its Affiliates; provided, however, that, notwithstanding the foregoing, the Partnership may redeem, purchase or otherwise acquire Junior Units (or securities convertible into Junior Units) for cash in accordance with the terms of the Partnership Agreement if the Partnership projects, in good faith, that it will have sufficient access to capital to satisfy its redemption obligations under Section 5 when such obligations arise and nothing herein shall limit the Partnership’s ability to redeem, purchase or otherwise acquire Junior Units (or securities convertible into Junior Units) for other securities that are not otherwise prohibited to be issued under this Certificate.

(d) Unless either (i) the full amount of accrued distributions on the Series Four Preferred Units have been or contemporaneously are declared and paid or (ii) a sum sufficient for the payment thereof is set apart for payment (without the need for any declaration) for all past distribution periods and the Partnership projects, in good faith, that the cash available for distribution to holders as of the next Distribution Payment Date will be sufficient to fund the full payment of the accrued distributions at such time on the Series Four Preferred Units, full distributions (other than distributions payable solely in Junior Units) shall not be declared or paid or set apart for payment upon any Parity Units and no Parity Units (or securities convertible into Parity Units) shall be redeemed, purchased or otherwise acquired for cash by the Partnership or any of its Affiliates; provided, however, that, notwithstanding the foregoing, the Partnership may redeem, purchase or otherwise acquire Parity Units for cash in accordance with the terms of the Partnership Agreement if the Partnership projects, in good faith, that that it will have sufficient access to capital to satisfy its redemption obligations under Section 5 when such obligations arise and nothing herein shall limit the Partnership’s ability to redeem, purchase or otherwise acquire Parity Units for other securities that are not otherwise prohibited to be issued under this Certificate. When distributions are not paid in full or a sum sufficient for such full payment is not set apart, as contemplated by the preceding sentence, all distributions authorized and declared upon Series Four Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series Four Preferred Units and such Parity Units.

(e) Without limiting the other provisions hereof, no distributions on Series Four Preferred Units (other than liquidating distributions made in accordance with Section 13.2 of the main part of the Partnership Agreement and Section 4 hereof) shall be paid by the Partnership at such time as the terms and provisions of any agreement of the Partnership or its affiliates or subsidiaries, relating to bona fide indebtedness for borrowed money, prohibits such declaration or payment or provides that such declaration or payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series Four Preferred Units shall prohibit other distributions by the Partnership as described in Sections 3(c) and (d)); for the avoidance of doubt, distributions on the Series Four Preferred Units will nonetheless continue to accrue during any period in which distributions cannot be paid pursuant to this Section 3(e).

(f) Notwithstanding anything herein to the contrary, upon liquidation, dissolution or winding up of the Partnership, no distributions shall be made to any series or class or classes of Junior Units until after payment shall have been made in full to the holders of the Series Four Preferred Units, as provided in Section 4(a).

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to the holders of Junior Units, the holders of the Series Four Preferred Units shall be entitled to receive Fifty Dollars ($50.00) per Series Four Preferred Unit (the “Liquidation Preference”), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon pursuant to Section 3 to the date of final distribution to such holder; but such holders of Series Four Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series Four Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series Four Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series Four Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full.

(b) Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series Four Preferred Units and Parity Units, as provided in this Section 4, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed.

(c) After payment of the full amount of the liquidating distributions to which they are entitled pursuant to Sections 4(a) and (b), the holders of Series Four Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(d) The consolidation or merger of the Partnership with or into any other corporation, partnership, trust or entity or of any other corporation, partnership, trust or entity with or into the Partnership, or an exchange of Units or partnership interests, or the sale, lease or conveyance of all or substantially all of the property or business of the Partnership (unless the net proceeds of any of the foregoing transactions shall be distributed to the holders of Units rather than reinvested), shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

5. Redemption.

(a) Subject to adjustment as provided in this Section 5:

(i) beginning with the day after the Closing Date and ending on the 180th day after the Closing Date, each of the Series Four Preferred Unit holders, upon giving prior written notice as provided below and except as otherwise provided in Section 5(a)(vi) below, shall have the right (a “Holder Put Right”) to require that the Partnership redeem for cash, at a redemption price of $50.00 per Series Four Preferred Unit, all (but not less than all) of the Series Four Preferred Units held by such holder;

(ii) beginning with the day of the first anniversary of the Closing Date and ending 30 calendar days thereafter, the General Partner, upon giving prior written notice as provided below and except as otherwise provided in Section 5(a)(vi) below, shall have the right (a “GP Call Right”) to require the redemption for cash, at a redemption price of $50.00 per Series Four Preferred Unit, all (but not less than all) of the outstanding Series Four Preferred Units;

(iii) beginning on the day of the 16th month anniversary of the Closing Date and ending 30 calendar days thereafter (the “Flip Date”), each of the Series Four Preferred Unit holders, upon giving prior written notice as provided below and except as otherwise provided in Section 5(a)(vi) below, shall have a Holder Put Right to require that the Partnership redeem for cash, at a redemption price of $50.00 per Series Four Preferred Unit, all (but not less than all) of the Series Four Preferred Units held by such holder;

(iv) beginning the first day of the third month of the first complete calendar quarter following the Flip Date and ending 30 calendar days thereafter, the General Partner, upon giving prior written notice as provided below and except as otherwise provided in Section 5(a)(vi) below, shall have a GP Call Right to require the redemption for cash, at a redemption price of $50.00 per Series Four Preferred Unit, of all (but not less than all) of the outstanding Series Four Preferred Units;

(v) thereafter during each calendar year until all Series Four Preferred Units have been redeemed (A) beginning on the first day of April and ending 30 calendar days thereafter, the General Partner, upon giving prior written notice as provided below and except as otherwise provided in Section 5(a)(vi) below, shall have a GP Call Right to require the redemption for cash, at a redemption price of $50.00 per Series Four Preferred Unit, of all (but not less than all) of the outstanding Series Four Preferred Units and (B) beginning on the first day of October and ending 30 calendar days thereafter, each of the Series Four Preferred Unit holders, upon giving prior written notice as provided below and except as otherwise provided in Section 5(a)(vi) below, shall have a Holder Put Right to require that the Partnership redeem for cash, at a redemption price of $50.00 per Series Four Preferred Unit, all (but not less than all) of the Series Four Preferred Units held by such holder, the purpose of this Section 5(a)(v) being that the holders of the remaining Series Four Preferred Units, on the one hand, and the General Partner, on the other hand, be able to exercise a Holder Put Right and a GP Call Right, respectively, for a single thirty-day period during each period of twelve consecutive months until all Series Four Preferred Units have been redeemed; and

(vi) any Series Four Preferred Units subject to the security interest in favor of the Partnership pursuant to the Pledge Agreement (“Encumbered Units”) shall not be eligible for redemption pursuant to this Section 5(a) until and unless the security interest on such units has been released in accordance with the Pledge Agreement. If and when any Series Four Preferred Units cease to be Encumbered Units (such day a “Release Date” and such units “Released Units”), the Released Units will become eligible for redemption as follows: (A) if the Release Date is at least 31 calendar days prior to the first day of any period during which a GP Call Right or Holder Put Right may be exercised pursuant to Section 5(a)(i) through(v) above, then (w) beginning with the Release Date and ending 10 calendar days thereafter, the General Partner, upon giving prior written notice as provided below, shall have a GP Call Right to require the redemption for cash, at a redemption price of $50.00 per Series Four Preferred Unit, of all (but not less than all) of the Released Units and (x) beginning with the 21st calendar day following the Release Date and ending 10 calendar days thereafter, each of the Series Four Preferred Unit holders, upon giving prior written notice as provided below, shall have a Holder Put Right to require that the Partnership redeem for cash, at a redemption price of $50.00 per Series Four Preferred Unit, all (but not less than all) of the Released Units held by such holder, and (B) if the Release Date is less than 31 calendar days prior to the first day of or during any period during which a GP Call Right or Holder Put Right may be exercised pursuant to Section 5(a)(i) through (v) above, then (y) beginning with the third business day following the end of such period and ending 10 calendar days thereafter, the General Partner, upon giving prior written notice as provided below, shall have a GP Call Right to require the redemption for cash, at a redemption price of $50.00 per Series Four Preferred Unit, of all (but not less than all) of the Released Units, and (z) beginning with the 21st calendar day following the end of such period and ending 10 calendar days thereafter, each of the Series Four Preferred Unit holders, upon giving prior written notice as provided below, shall have a Holder Put Right to require that the Partnership redeem for cash, at a redemption price of $50.00 per Series Four Preferred Unit, all (but not less than all) of the Released Units held by such holder; provided, however, that if any Release Date (an “Overlap Release Date”) occurs less than 31 calendar days following another Release Date, the Overlap Release Date will be deemed to have occurred 31 calendar days following the immediately preceding Release Date for purposes of calculating the time periods described in this Section 5(a)(vi) with respect to such Overlap Release Date subject to the application of the provisions in this Section 5(a)(vi).

(b) In order for a holder of Series Four Preferred Units to exercise a Holder Put Right pursuant to Section 5(a)(i), (iii) or (v)(A) or for the General Partner to exercise a GP Call Right pursuant to Section 5(a)(ii), (iv) or (v)(B), as the case may be, the party exercising its right shall deliver a Redemption Notice not less than 15 nor more than 45 days prior to the Put/Call Date (which shall be indicated in the Redemption Notice); provided, however, that (i) the Partnership may waive the requirement to deliver a Redemption Notice in connection with any exercise of a Holder Put Right and (ii) if a Holder Put Right is exercised on or within 15 days of the Issue Date, the Put/Call Date shall be the second business day following the date of the Redemption Notice. In order for a holder of Series Four Preferred Units to exercise a Holder Put Right pursuant to Section 5(a)(vi)(A)(x) or (B)(z) or for the General Partner to exercise a GP Call Right pursuant to Section 5(a)(vi)(A)(w) or (B)(y), as the case may be, the party exercising its right shall deliver a Redemption Notice not less than 2 nor more than 7 days prior to the Put/Call Date. On the Put/Call Date, the Partnership shall pay the redemption price by certified check or electronic wire transfer to or on the order of the holder or holders whose Series Four Preferred Units have been redeemed.

(c) On the Put/Call Date as a condition of the redemption of Series Four Preferred Units, the Partnership shall pay, in cash, all accumulated and unpaid distributions (and any interest accrued thereon) through the Put/Call Date in respect of all Series Four Preferred Units being redeemed on such date.

(d) The Assignee of any Limited Partner pursuant to Section 9 of the main part of the Partnership Agreement may exercise the rights of such Limited Partner pursuant to this Section 5, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by the Assignee. In connection with any exercise of such rights by an Assignee of a Limited Partner, the cash amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

(e) A Redemption Notice shall be provided in the manner provided in Section 9. Any defect in a Redemption Notice or in the mailing thereof, to any particular holder, the Partnership or the General Partner shall not affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date of deemed delivery provided in Section 9, whether or not the holder receives the notice. Each holder of Series Four Preferred Units’ Redemption Notice shall be in the form attached hereto as Exhibit A. The General Partner’s Redemption Notice shall state the Put/Call Date and that distributions on the Series Four Preferred Units shall cease to accrue on such Put/Call date except as otherwise provided herein. Notice having been delivered as aforesaid, from and after the Put/Call Date (unless the Partnership shall fail to pay the redemption price on the date required and except as provided in subsection 5(c)), distributions on the Series Four Preferred Units being redeemed on such date shall cease to accrue, such Units shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of Series Four Preferred Units of the Partnership shall cease with respect to such units (except the right to receive the redemption price and the amounts required to be paid under subsection 5(c)).

(f) Each Series Four Preferred Unit holder covenants and agrees with the Partnership that all Series Four Preferred Units delivered for redemption pursuant to this Section 5 shall be delivered to the Partnership free and clear of all liens, and, notwithstanding anything contained herein to the contrary, the Partnership shall not be under any obligation to acquire Series Four Preferred Units which are or may be subject to any such liens.

6. No Creditor Rights. The rights of each Series Four Preferred Unit holder pursuant to this Certificate arise solely from its ownership as a Limited Partner of Partnership Interests in the Partnership and not from it being a creditor of the Partnership and none of such rights with respect to any required redemption shall constitute a “claim” as such term is defined in Section 101 of the United States Bankruptcy Code as in effect as of the date of this Certificate; provided, however, that any rights in respect of such Series Four Preferred Units shall constitute equity interests of each Partner hereunder, it being agreed and understood that no Partner is waiving any equity interest it has in the Partnership or any rights to assert any such interests in any bankruptcy proceeding or otherwise.

7. Voting Rights.

(a) Except (i) as set forth below and (ii) where a vote by class is required by any non-waivable provision of applicable law, the holders of the Series Four Preferred Units shall not be entitled to vote on any matter. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series Four Preferred Units (excluding any Series Four Preferred Units owned by the Partnership or any of its affiliates), voting as a separate class, shall be required for (I) any amendment to this Agreement (including an amendment effected by way of, or in connection with, a merger or consolidation) which has a material adverse effect on the rights, preferences, privileges or voting powers of the Series Four Preferred Units or which increases the number of authorized or issued Series Four Preferred Units, (II) any reclassification of the Series Four Preferred Units or issuance of new Series Four Preferred Units other than pursuant to the terms of the Contribution Agreement and related agreements, or (III) the authorization, reclassification or creation of, or increase in the amount of, any Units of any class, or any security convertible into Units of any class, ranking senior to the Series Four Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership or in the payment of any distributions; but subject, in any event, to the following provisions:

(i) The occurrence of any merger, consolidation or other business combination or reorganization involving the Partnership or the General Partner shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the holders of the Series Four Preferred Units if either (1) the Series Four Preferred Units remain outstanding on the same terms (or are exchanged for securities with the same terms in a successor entity) and continue to be securities issued by an entity taxed as a partnership for U.S. Federal income tax purposes that has sufficient assets and access to capital such that the Partnership (or its successor) projects, in good faith, that it will have sufficient access to capital to satisfy its redemption obligations under Section 5 when such obligations arise, or (2) at the closing of such merger, consolidation or other business combination or reorganization, all Series Four Preferred Units are redeemed for cash in an amount per Series Four Preferred Unit equal to the Liquidation Preference plus all distributions (whether or not earned or declared) accrued and unpaid thereon pursuant to Section 3 to the date of redemption plus the Make-Whole Amount, if any. (For the avoidance of doubt, nothing in this Section shall supersede or alter the rights and remedies, if any, of the holders of Series Four Preferred Units pursuant to the terms of Exhibit G to the Contribution Agreement (the “Tax Protection Provisions”) and, for example, a transaction meeting the requirements of clause (2) of the preceding sentence may nevertheless be a breach of such Tax Protection Provisions.)

(ii) Any creation or issuance of any class or series of Preferred Units, ranking senior to the Series Four Preferred Units with respect to payment of distributions, redemption rights or the distribution of assets upon liquidation, dissolution or winding up

(“Senior Securities”) shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the holders of the Series Four Preferred Units if either (1) such Senior Securities do not prohibit, in any respect, the redemption of the Series Four Preferred Units in accordance with Section 5 and, at the time of such creation or issuance, the Partnership projects, in good faith, that it will have sufficient access to capital to satisfy its redemption obligations under Section 5 when such obligations arise, or (2) at the time of such creation or issuance, all Series Four Preferred Units are redeemed for cash in an amount per Series Four Preferred Unit equal to the Liquidation Preference plus all distributions (whether or not earned or declared) accrued and unpaid thereon pursuant to Section 3 to the date of redemption plus the Make-Whole Amount, if any. (For the avoidance of doubt, nothing in this Section shall supersede or alter the rights and remedies, if any, of the holders of Series Four Preferred Units pursuant to the Tax Protection Provisions and, for example, a transaction meeting the requirements of clause (2) of the preceding sentence may nevertheless be a breach of such Tax Protection Provisions.)

(iii) Any creation or issuance of any Common Units, any Junior Units or of any class or series of Preferred Units, ranking junior to, or on parity with, the Series Four Preferred Units with respect to payment of distributions, redemption rights or the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the holders of the Series Four Preferred Units.

8. Ranking. The Series Four Preferred Units shall be deemed to rank:

(a) Senior to any Common Units and Junior Units;

(b) On a parity with the Series Two Preferred Units and with any other class or series of Units of the Partnership, if the holders of such other class or series of Units and the Series Four Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Unit or liquidation preferences, without preference or priority one over the other (“Parity Units”); and

(c) Junior to (I) any indebtedness issued by the Partnership and (II) senior preferred units issued (A) to the General Partner having the same distribution rate, term, preferences and other material terms (including conversion rights) as preferred shares of stock issued for cash by the General Partner in a public offering if the entire cash proceeds (net of any arm’s length commissions paid) of which are contributed by the General Partner to the Partnership, or (B) for cash or property in an arm’s length transaction to one or more investors who are (but for the preferred units so issued) not affiliated with the Partnership or the General Partner.

9. Notices. All notices, demand, requests or other communications which may be or are required to be given, served or sent hereunder will be in writing and delivered either personally or by certified U.S. mail, return receipt required, with postage prepaid, or by nationally recognized overnight courier service that provides tracking and proof of receipt. Notices shall be deemed delivered upon the earlier of (i) delivery, (ii) refusal of delivery by addressee, or (iii) one Business Day after deposit with a nationally recognized overnight courier. Notices to Series Four Preferred Unit holders shall be sent to their address of record with the Partnership. Any Series Four Preferred Unit holder may change its address of record by written notice as given as aforesaid. Notices delivered to the Partnership shall be addressed to Boston Properties Limited Partnership, c/o Boston Properties, Inc. Attn.: General Counsel, 800 Boylston Street, Suite 1900, Boston, MA 02199 or to such other address as the Partnership may have notified holders in the manner provided in this Section 9. Notices to be delivered to the General Partner shall be addressed to Boston Properties, Inc., Attn: General Counsel, 800 Boylston Street, Suite 1900, Boston, MA 02199, or to such other address as the General Partner may have notified holders in the manner provided in this Section 9.

IN WITNESS WHEREOF, Boston Properties, Inc., as General Partner of the Partnership, has caused this Certificate of Designations to become effective, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein.

BOSTON PROPERTIES, INC.

By:	/s/ Michael E. LaBelle
Name:	Michael E. LaBelle
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Certificate of Designations]

Exhibit A

to the Certificate of Designations for the Series Four Preferred Units

NOTICE OF ELECTION BY PARTNER TO REDEEM

SERIES FOUR PREFERRED UNITS FOR CASH

The undersigned Series Four Preferred Unit holder hereby (i) elects to put all of such holder’s Series Four Preferred Units in Boston Properties Limited Partnership (the “Partnership”) for the redemption price determined in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Designations (the “Certificate”) relating to the Series Four Preferred Units that is a part thereof; and (ii) directs that such redemption price be delivered either by certified check to the address specified below or by wire transfer to the wire transfer instructions attached hereto. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Series Four Preferred Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the redemption of such Series Four Preferred Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such redemption. The undersigned hereby acknowledges that, except as provided in the Certificate, distributions on the Series Four Preferred Units to be put shall cease to accrue on the put date indicated below.

Name of Series Four Preferred Unit holder:
(Please Print: Exact Name as Registered with Partnership)

Date of this Notice:

Put/Call Date on which the Series Four Preferred Units are to be put:

(Signature of Limited Partner: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Medallion Guaranteed by:

EXHIBIT A - 1